Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
media@taylormorrison.com

Taylor Morrison Welcomes Finance Executive Amanda Whalen to Board of Directors

Former Walmart International CFO brings extensive experience driving business transformation

SCOTTSDALE, Ariz., Dec. 16, 2025 —Taylor Morrison (NYSE: TMHC), a national homebuilder and land developer, has appointed Amanda Whalen to its Board of Directors effective March 1, 2026.

As a public company CFO, Ms. Whalen brings over 25 years of experience in finance and strategic leadership to Taylor Morrison’s board. She currently serves as CFO of Klaviyo, an AI-first customer relationship management (CRM) platform built for B2C brands, with previous roles held at Walmart, DaVita, and Bain & Company. Ms. Whalen also serves on the Board of Directors for Brightwheel and the Board of Advisors for Innovaccer.

“With proven operational rigor and financial acumen across a range of sectors, Ms. Whalen will be an exceptional asset to our team as we focus on long-term growth,” said Taylor Morrison Chairman and CEO Sheryl Palmer. “Her experience in driving financial performance and guiding companies through digital business model transformation will be instrumental to achieving continued success in today’s evolving market conditions.”

Ms. Whalen’s appointment takes Taylor Morrison’s board composition from eight to nine members, with world-class talent bringing an increased range of skills and experience.

“Taylor Morrison is an exceptional company with the vision, talent and market position to lead the industry’s next chapter,” said Ms. Whalen. “I’m honored to join the Board at this pivotal moment and excited to help accelerate the momentum of a team that’s earned remarkable customer trust and is driving real innovation in homebuilding.”

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016-2025, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.